CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.27

EXECUTION VERSION

[***]

Private and Confidential

Accelerant Re Ltd

Victoria Place,

31 Victoria Street,

Hamilton, Bermuda.

13 May 2022

Engagement Letter — Investment Services

Dear Robin,

We refer to previous correspondence relating to the appointment of Mercer Global Investments Europe Limited (“Mercer”) to provide services to Accelerant Re Ltd (the “Client”). We are delighted to work with the Client and have set out below the basis on which Mercer will provide the services to the Client.

This engagement letter (including all the schedules) (the “Engagement Letter”) incorporates the attached Mercer terms and conditions (the “Terms & Conditions”) (together the “Agreement”).

1	Scope of Services

1.1.

The activities set out in Schedule 1 constitute the services provided by Mercer to the Client (the “Services”). Any variation to the scope of the Services to be provided by Mercer must be agreed in writing between Mercer and the Client. It is further agreed that any variation to the scope of the Services shall be covered by the Terms & Conditions.

1.2.

If Mercer is to provide services or advice in addition to the Services listed in Schedule 1 then a separate engagement letter setting out the scope and associated fees for those additional services will be issued by Mercer. For the avoidance of doubt, such additional services and/or advice will be subject to the Terms & Conditions.

1.3.

Mercer is unable to provide insurance or reinsurance broking, risk consulting, claims or other services or provide any benefit to the extent that the provision of such services or benefit would violate applicable law or expose Mercer or its affiliates to any sanction, prohibition or restriction under UN Security Council Resolutions or under other trade or economic sanctions, laws or regulations.

2	Appointment

2.1.

The Client appoints Mercer to supply the Services to the Client in consideration of the Client paying, or causing to be paid, the Fees (as defined in the Terms & Conditions). The appointment is on the terms set out in this Agreement and is with effect from the Effective Date (as defined in the Terms & Conditions). Mercer will provide the Services as stated and accordingly, unless otherwise agreed in writing between Mercer and the Client, will not be responsible for keeping any aspect of the Client’s affairs under review.

Mercer Global Investments Europe Ltd, trading as Mercer, is regulated by the Central Bank of Ireland. Registered Office: [***]. Directors: [***].	A business of Marsh McLennan

Accelerant Re Ltd

3	Fees and Expenses

3.1.	Mercer’s Fees for the provision of the Services are set out in Schedule 2. Any changes to the Fees will be agreed in writing between Mercer and the Client.

4	Instructions and Reporting

4.1.

Mercer will accept instructions from any two authorised signatories (or any successor advised to Mercer by the Client in writing) or any persons nominated by the Client in writing from time to time. Mercer will report to the Board of Directors (or any successor advised to Mercer by the Client in writing) or to the person who gave the instructions. Instructions to and reports from Mercer may be provided either in writing or, where appropriate, orally.

5	Timescales

5.1.

Mercer will work with the Client to ensure that the Client complies with any applicable legislative or other deadlines. Mercer’s ability to meet any timetable set by law or agreed with the Client is dependent on the Client fulfilling its obligations in respect of this Agreement.

5.2.	The Agreement may be terminated in accordance with the Terms & Conditions, as amended by Schedule 1 hereto.

6	Advice on Tax and Legal Matters

6.1.

Mercer has not been engaged to render advice on tax or legal issues and therefore any comments or advice given by Mercer on tax or legal issues or draft documents that codify or create tax obligations or legal rights should not be construed as such tax or legal advice, which can only be provided by a tax adviser or law firm and for which the Client should seek appropriate advice.

7	Limitation of Liability

7.1.	Paragraph 5 of the Terms & Conditions sets out the provisions limiting Mercer’s liability in respect of this Agreement.

8	Conflicts of Interest

8.1.

The Client acknowledges and agrees that Mercer may provide services to other clients including acting for them on a transaction which may affect your interests, including, but not limited to, providing pension scheme related advice in relation to the sale or purchase of the sponsoring company or related corporate entities.

8.2.

If Mercer becomes aware of such appointments, we will address any conflicts that could arise, as appropriate. In doing so, Mercer will maintain suitable measures, including security arrangements within electronic systems and appropriate physical separation of teams, intended to prevent inappropriate access to information by one of our advisory teams about work relating to advice provided to a different client by another team. We will comply with our conflicts policies and information barrier protocols.

8.3.

The Client acknowledges that, in these circumstances, in the event that the team advising you acquires material information from any other client (or potential client), we are not under any obligation to disclose that information to you or use it for your benefit if the disclosure of such information would (or might) be a breach of duty of confidentiality owed to any other client.

Accelerant Re Ltd

8.4.

Mercer’s Investments business is committed to ethical and transparent business practices. Notwithstanding paragraph 7 of the Terms & Conditions, Mercer manages its conflicts of interest in a manner that safeguards the interests of its clients. Mercer is pleased to provide a conflict of interest disclosure statement for its Investments business atwww.mercer.ie/about-us/regulated-in-ireland.html. Should the Client wish to discuss any matter in this Agreement it should not hesitate to contact Mercer.

The Client should acknowledge its agreement to the terms of this Agreement by returning a signed copy of this Agreement to Mercer. If the Client has requested that Mercer begin work before receiving a signed copy of the Agreement, Mercer agrees to do so but will not provide any advice, deliverables or work product until Mercer has received the signed Agreement and the Client agrees that the Client will be responsible for any fees incurred during that period.

Yours sincerely

/s/ Milo Kerr

For and on behalf of Mercer Global Investments Europe Limited

Accelerant Re Ltd

For and on behalf of Accelerant Re Ltd, we agree to the terms of this Agreement.

Signed:	/s/ Robin Bond
Name:	Robin Bond

Date:	13 May 2022

Signed:	/s/ Craig Nicholls
Name:	Craig Nicholls

Date:	13 May 2022

Accelerant Re Ltd

Schedule 1

Services

Accelerant Re Ltd

Schedule 2

Fees

Accelerant Re Ltd

MERCER GLOBAL INVESTMENTS EUROPE LIMITED

TERMS AND CONDITIONS